Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Metaldyne Performance Group Inc. and MPG Holdco I Inc. of our report dated March 14, 2014, except for Note 16—Segment and Geographic Information, and Note 17—Guarantor Subsidiaries and Non-Guarantor Subsidiaries for which the date is April 30, 2015 relating to the consolidated financial statements of Grede Holdings LLC and Subsidiaries, which appears in Metaldyne Performance Group Inc.’s Registration Statement on Form S-4 (No. 333-203772). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

January 19, 2016